Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

GUITAR CENTER STORES, INC.

ARTICLE I

The name of the corporation (the “Corporation”) is:

Guitar Center Stores, Inc.

ARTICLE II

The address of its registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000), all of which shall be Common Stock, $.01 par value per share.

ARTICLE V

The name and mailing address of the incorporator is:

Howard P. Young

Latham & Watkins

505 Montgomery Street

Suite 1900

San Francisco, CA 94111

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 01/04/2000
001003976 - 3153691

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 4th day of January, 2000.

/s/ Howard P. Young
Howard P. Young,
Incorporator